UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 15, 2010

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 15, 2010, GSI Group Inc. (the “Company”) received notification from the Nasdaq Stock Market, LLC Board of Directors (the “Nasdaq Board”) that the Nasdaq Board has declined to call for review the January 15, 2010 decision of the Nasdaq Listing and Hearings Review Council (the “Listing Council”), which had affirmed the earlier decision of the Nasdaq Hearings Panel (the “Panel”) to delist the Company’s common shares from the Nasdaq Stock Market (“Nasdaq”). Accordingly, pursuant to Listing Rule 5825, the Listing Council’s decision represents the final decision of Nasdaq.

As previously disclosed, on November 3, 2009, the Company was notified that the Panel had determined to delist the Company’s shares from Nasdaq and suspended trading in the Company’s shares effective at the open of business on November 5, 2009. The Panel’s determination was made in connection with the Company’s non-compliance with the filing requirements set forth in Listing Rule 5250(c)(1) due to the delayed filing of certain of its periodic reports. As provided under applicable Nasdaq rules, the Company timely requested a review of the Panel’s determination by the Listing Council.

In accordance with Listing Rule 5830 and Rule 12d2-2 under the Securities Exchange Act of 1934, the Company has been informed that Nasdaq will file an application on Form 25 with the Securities and Exchange Commission to delist the Company’s securities from Nasdaq, to become effective ten days after filing. The Company’s common shares are currently quoted on the Pink OTC Markets Inc., continuing under the trading symbol “GSIGQ.” The Company continues to work diligently toward completing and filing its delayed periodic reports and any required restatements, and it intends to obtain relisting of its common shares on a national exchange as soon as possible once it becomes current in its reporting obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

GSI Group Inc.

By:	/S/ SERGIO EDELSTEIN
Sergio Edelstein
President and Chief Executive Officer

Date: March 19, 2010